U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

________________________________________________________________________________
1.   Name and Address of Reporting Person*

O'Reilly                             Kevin
--------------------------------------------------------------------------------
   (Last)                            (First)              (Middle)

500 Post Road East, Suite 320
--------------------------------------------------------------------------------
                                    (Street)

Westport                                CT                      06880
--------------------------------------------------------------------------------
   (City)                            (State)                (Zip)

________________________________________________________________________________
2.   Date of Event Requiring Statement (Month/Day/Year)

09/01/2001
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


________________________________________________________________________________
4.   Issuer Name and Ticker or Trading Symbol

Terex Corporation
________________________________________________________________________________
5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

President, Terex Europe
________________________________________________________________________________
6.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
7.   Individual or Joint/Group Filing  (Check applicable line)

     [x]  Form Filed by One Reporting Person

     [_]  Form Filed by More than One Reporting Person

================================================================================
             Table I -- Non-Derivative Securities Beneficially Owned
================================================================================

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

Common Stock, par value $.01 per share(1) 2,500                       D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per share(2) 2,000                       D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per share(3)   504                       D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per share(4)   774                       I                    401(k) Plan
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per share(5)  1,077                      I                    deferred compensation plan
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     5(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print of Type Responses)

                                                                          (Over)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------
Employee Stock Option                              Common stock, par
right to buy(6)          09/09/99   09/09/08       value $.01 per share    5,000            $16.8125        D
------------------------------------------------------------------------------------------------------------------------------------
Employee Stock Option                              Common Stock, par
right to buy(7)          03/02/01   03/02/10       value $.01 per share    3,000            $12.0625        D
------------------------------------------------------------------------------------------------------------------------------------
Employee Stock Option                              Common Stock, par
right to buy(8)          04/05/02   04/05/11       value $.01 per share    7,500            $16.80          D
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Explanation of Responses:
(1)Restricted Stock granted pursuant to the Company's 1996 Long-Term Incentive Plan vesting over a 4-year period, with the next vesting on September 9, 2002.
(2)Restricted Stock granted pursuant to the Company's 2000 Long-Term Incentive Plan vesting over a 4-year period, with the next vesting on April 5, 2002.
(3)Stock purchased through the Company's Employee Stock Purchase Plan.
(4)Stock purchased through the Company's 401(k) Plan.
(5)Stock purchased through the Company's Deferred Compensation Plan.
(6)Stock Options granted pursuant to the Company's 1996 Long-Term Incentive Plan vesting over a 4-year period, with the first vesting on September 9, 1999.
(7)Stock Options granted pursuant to the Company's 1994 Long-Term Incentive Plan vesting over a 4-year period, with the first vesting on March 2, 2001.
(8)Stock Options granted pursuant to the Company's 2000 Long-Term Incentive Plan vesting over a 4-year period, with the fist vesting on April 5, 2002.




---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

                            (Print of Type Responses)

                                                                          Page 2